CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated October 31, 2007 for the Georgetowne Long/Short Fund (the “Fund”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 4 under the Securities Act of 1933 and Post-Effective Amendment     No. 6 under the Investment Company Act of 1940 to Wegener Adaptive Growth Fund’s Registration Statement on Form N-1A (File Nos. 333-103875 and 811-21322), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

/s/ Sanville & Company

February 29, 2008

Sanville & Company